EXHIBIT 3.1
                        CHAPMAN AND CUTLER
                      111 West Monroe Street
                     Chicago, Illinois  60603

                                    December 5, 1996


Sterne, Agee & Leach, Inc.
1901 Sixth Avenue North
Birmingham, Alabama  35203

Re:  State and Local Trusts, Series 1

Gentlemen:

We have served as counsel for Sterne, Agee & Leach, Inc., Sponsor and Depositor of State and Local Trusts, Series 1 (hereinafter referred to as the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement dated December 5, 1996 between Sterne, Agee & Leach, Inc., as Depositor, Evaluator and Supervisor, and The Trust Company of Sterne, Agee & Leach, Inc., as Trustee, pursuant to which the Depositor has delivered to and deposited Bonds listed in the Schedules to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor documentation representing Units of fractional undivided interest in and ownership of the Trust of said Fund (hereinafter referred to as the "Units") created under said Trust Agreement.

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.
Based upon the foregoing, we are of the opinion that:

1. The execution and delivery of the Trust Agreement and the execution and issuance of documentation evidencing the Units in the Trust of the Fund have been duly authorized; and

2. The evidence of ownership of the Units in the Trust of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trust and the Depositor in accordance with the terms thereof.

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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement (File No. 333-14701 relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.


                                         Respectfully submitted,


                                         CHAPMAN AND CUTLER

MJK/cjw